Exhibit 99.2

Kairous Acquisition Corp. Closes $78.0 Million Initial Public Offering, Including Partial Exercise of the Overallotment Option

Malaysia – December 16, 2021 – Kairous Acquisition Corp. Limited (the “Company”), a newly organized blank check company incorporated as a Cayman Islands business company and led by Chief Executive Officer, Joseph Lee, today announced the closing of its initial public offering of 7,800,000 units at an offering price of $10.00 per unit, which includes 300,000 units issued pursuant to the partial exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $78,000,000. Each unit consists of one ordinary share, one half of one redeemable warrant, and one right to receive one-tenth (1/10) of an ordinary share. Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, and each ten rights entitle the holder thereof to receive one ordinary share.. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “KACLU” on December 14, 2021. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights will be traded on Nasdaq under the symbols “KACL,” “KACLW,” and “KACLR,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Maxim Group LLC acted as the sole book-running manager for the offering.

A registration statement on Form S-1 (File 333-259031) relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2021. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kairous Acquisition Corp. Limited

Kairous Acquisition Corp. Limited is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

At the Company:

Joseph Lee

Chief Executive Officer

Email: joseph@kairous.com

Tel: +603 7733 9340

Investor Relations:

Adrian Hia / Teng Hau Lee

Manager

Email: ir@kairous.com

Tel: +603 7733 9340